SCHEDULE A

TO THE JPMORGAN TRUST IV DECLARATION OF TRUST

SERIES AND CLASSES

As of September 27, 2016

Series	Classes

JPMorgan Flexible Long/Short Fund (name change from JPMorgan Flexible Credit Long/Short Fund effective 5/18/16)	A, C, Select (to be renamed I on or about 4/3/17), R6

JPMorgan High Yield Opportunities Fund	A, C, Select (to be renamed I on or about 4/3/17), R6

JPMorgan Multi-Manager Long-Short Fund	A, C, Select (to be renamed I on or about 4/3/17), R5, R6

JPMorgan SmartSpending 2050 Fund	A, C, Select (to be renamed I on or about 4/3/17), R2, R3, R4, R5, R6

JPMorgan Ultra-Short Municipal Fund	A, Select (to be renamed I on or about 4/3/17)

JPMorgan Value Plus Fund	A, C, Select (to be renamed I on or about 4/3/17)